Subject to Completion Preliminary Term Sheet dated August 10, 2007	Filed Pursuant to Rule 433 Registration No. 333-132911

$ Accelerated Return Notes	Expected Pricing Date* August	, 2007
Linked to the PHLX Defense SectorSM Index Due November , 2008	Settlement Date* September	, 2007
Preliminary Term Sheet	Maturity Date* November	, 2008
CUSIP No.

Merrill Lynch & Co., Inc.

•     3-to-1 upside exposure, subject to a cap of 12%-16%

•     A maturity of approximately 14 months

•     1-to-1 downside exposure, with no downside limit

•     No listing on any securities exchange

•     No periodic interest payments

The Notes will have the terms specified in this preliminary term sheet as supplemented by the documents indicated herein under “Additional Note Terms” (together the “Note Prospectus”). Investing in the Notes involves a number of risks. See “ Risk Factors” beginning on page TS-5 of this term sheet and on page PS-4 of product supplement ARN-1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$
Underwriting discount (1)	$.20	$
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$9.80	$

1)	The public offering price and underwriting discount for any purchase of between 100,000 to 299,999 units will be $9.95 per unit and $.15 per unit, respectively, for any purchase of between 300,000 to 499,999 units will be $9.90 per unit and $.10 per unit, respectively, and for any purchase of 500,000 units or more will be $9.85 per unit and $.05 per unit, respectively. The foregoing pricing description will apply to any single transaction by an individual investor.

*Depending on the date the Notes are priced for initial sale to the public (the “Pricing Date”), which may be in August or September, the settlement date may occur in August or September and the maturity date may occur in October or November. Any reference in this term sheet to the month in which the settlement date or maturity date will occur is subject to change as specified above.

“Accelerated Return NotesSM” is a service mark of Merrill Lynch & Co., Inc.

“PHLX Defense SectorSM” and “DFXSM” are service marks of the Philadelphia Stock Exchange, Inc. and have been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Merrill Lynch & Co., Inc. is an authorized sublicensee.

Merrill Lynch & Co.

August     , 2007

Summary

The Accelerated Return NotesSM Linked to the PHLX Defense SectorSM Index (Bloomberg Symbol “DFX <Index>”) due November     , 2008 (the “Notes”) are senior, unsecured debt securities of Merrill Lynch & Co., Inc. that provide a leveraged return for investors, subject to a cap, if the level of the PHLX Defense Sector Index (the “Index”) increases moderately from the Starting Value of the Index, determined on the Pricing Date, to the Ending Value of the Index, determined on valuation dates shortly prior to the maturity date of the Notes. Investors must be willing to forego interest payments on the Notes and willing to accept a return that is capped or a repayment that is less, and potentially significantly less, than the original public offering price of the Notes.

Accelerated Return Notes	TS-2

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the Notes, assuming a Capped Value of 14.00%, the midpoint of the range of 12.00% and 16.00%. The orange line reflects the hypothetical returns on the Notes, while the dotted blue line reflects the hypothetical return of an investment in the Index excluding dividends.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Value, Capped Value and the term of your investment.

Hypothetical Payments at Maturity

Examples

Set forth below are three examples of payment at maturity calculations, assuming a hypothetical Starting Value of 370.89, the level of the Index on August 8, 2007, and a Capped Value of $11.40, the midpoint of the range of $11.20 and $11.60.

Example 1— The hypothetical Ending Value is 80% of the hypothetical Starting Value:

Hypothetical Starting Value: 370.89

Hypothetical Ending Value: 296.71

$10 ×	(296.71)	= $8.00
370.89

Payment at maturity (per unit) = $8.00

Example 2 — The hypothetical Ending Value is 103% of the hypothetical Starting Value:

Hypothetical Starting Value: 370.89

Hypothetical Ending Value: 382.02

$10 +	($30 x	(382.02 - 370.89))	= $10.90
370.89

Payment at maturity (per unit) = $10.90

Example 3 — The hypothetical Ending Value is 120% of the hypothetical Starting Value:

Hypothetical Starting Value: 370.89

Hypothetical Ending Value: 445.07

$10 +	($30 x	(445.07 - 370.89))	= $16.00
370.89

Payment at maturity (per unit) = $11.40        (Payment at maturity cannot be greater than the Capped Value)

Accelerated Return Notes	TS-3

The following table illustrates, for a hypothetical Starting Value of 370.89 (the closing level of the Index as obtained from Bloomberg page DFX <Index> on August 8, 2007) and a range of hypothetical Ending Values of the Index:

•	the percentage change from the hypothetical Starting Value to the hypothetical Ending Value;
•	the total amount payable on the maturity date per unit;
•	the total rate of return to holders of the Notes;
•	the pretax annualized rate of return to holders of the Notes; and
•	the pretax annualized rate of return of a hypothetical investment in the stocks included in the Index, which includes an assumed aggregate dividend yield of 0.981% per annum, as more fully described below.

The table below assumes a Capped Value of $11.40, the midpoint of the range of $11.20 and $11.60.

Hypothetical Ending Value	Percentage change from the hypothetical Starting Value to the hypothetical Ending Value	Total amount payable on the maturity date per unit	Total rate of return on the Notes	Pretax annualized rate of return on the Notes (1)	Pretax annualized rate of return of the stocks included in the Index (1)(2)
185.45	-50.00%	$5.00	-50.00%	-51.40%	-50.23%
222.53	-40.00%	$6.00	-40.00%	-39.32%	-38.22%
259.62	-30.00%	$7.00	-30.00%	-28.35%	-27.29%
296.71	-20.00%	$8.00	-20.00%	-18.24%	-17.21%
333.80	-10.00%	$9.00	-10.00%	-8.83%	-7.83%
341.22	-8.00%	$9.20	-8.00%	-7.02%	-6.02%
348.64	-6.00%	$9.40	-6.00%	-5.23%	-4.24%
356.05	-4.00%	$9.60	-4.00%	-3.47%	-2.48%
363.47	-2.00%	$9.80	-2.00%	-1.72%	-0.74%
370.89 (3)	0.00%	$10.00	0.00%	0.00%	0.98%
378.31	2.00%	$10.60	6.00%	5.06%	2.69%
385.73	4.00%	$11.20	12.00%	9.95%	4.37%
393.14	6.00%	$11.40 (4)	14.00%	11.55%	6.03%
400.56	8.00%	$11.40	14.00%	11.55%	7.68%
407.98	10.00%	$11.40	14.00%	11.55%	9.31%
445.07	20.00%	$11.40	14.00%	11.55%	17.21%
482.16	30.00%	$11.40	14.00%	11.55%	24.75%

(1)	The annualized rates of return specified in this column are calculated on a semiannual bond equivalent basis and assume an investment term from August 11, 2007 to October 11, 2008, a term expected to be similar to that of the Notes.

(2)	This rate of return assumes:

(a)	a percentage change in the aggregate price of the stocks included in the Index that equals the percentage change in the Index from the hypothetical Starting Value to the relevant hypothetical Ending Value;

(b)	a constant dividend yield of 0.981% per annum, paid quarterly from the date of initial delivery of the Notes, applied to the level of the Index at the end of each quarter assuming this value increases or decreases linearly from the hypothetical Starting Value to the applicable hypothetical Ending Value; and

(c)	no transaction fees or expenses.

(3)	This is the hypothetical Starting Value, the closing level of the Index on August 8, 2007. The actual Starting Value will be determined on the Pricing Date and will be set forth in the final term sheet made available in connection with sales of the Notes.

(4)	The total amount payable on the maturity date per unit of the Notes cannot exceed $11.40 (the midpoint of the range of $11.20 and $11.60).

The above figures are for purposes of illustration only. The actual amount received by you and the resulting total and pretax annualized rates of return will depend on the actual Starting Value, Ending Value, Capped Value and term of your investment.

Accelerated Return Notes	TS-4

Risk Factors

An investment in the Notes involves significant risks. The following is a list of certain of the risks involved in investing in the Notes. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections included in the product supplement and MTN prospectus supplement identified below under “Additional Note Terms”. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

•	Your investment may result in a loss.

•	Your yield may be lower than the yield on other debt securities of comparable maturity.

•	You must rely on your own evaluations regarding the merits of an investment linked to the Index.

•	Your return will not reflect dividends on the stocks included in the Index.

•	Your return is limited and may not reflect the return on a direct investment in the stocks included in the Index.

•	There may be an uncertain trading market for the Notes and the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date will be affected by this and other important factors, including our costs of developing, hedging and distributing the Notes.

•	The publisher of the Index may adjust the Index in a way that affects its level, and such publisher has no obligation to consider your interests.

•	Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

•	Purchases and sales by us and our affiliates may affect your return.

•	Potential conflicts of interest could arise.

•	Tax consequences are uncertain.

Additional Risk Factors

The stocks included in the Index are concentrated in one industry. All of the stocks included in the Index are issued by companies in the aerospace and defense industry. As a result, the stocks that will determine the performance of the Notes are concentrated in one industry. Although an investment in the Notes will not give holders any ownership or other direct interests in the stocks underlying the Index, the return on an investment in the Notes will be subject to certain risks associated with direct equity investments in the defense industry.

The Index is not necessarily representative of the defense industry. While the stocks comprising the Index are common stocks of companies generally considered to be involved in various segments of the defense industry, the stocks underlying the Index and the Index may not necessarily follow the price movements of the entire defense industry generally. If the stocks underlying the Index decline in value, the Index will decline in value even if common stock prices in the defense industry generally increase in value.

The level of the Index will be obtained from Bloomberg, and not from any other source. While the level of the Index may be obtained from several sources, the level of the Index relevant to the Starting Value, Ending Value and the calculation of the value of the Notes at any given point over the term of the Notes will be the level as reported by Bloomberg on page DFX <Index>.

Investor Considerations

You may wish to consider an investment in the Notes if:	The Notes may not be appropriate investments for you if:

•     You anticipate that the Index will appreciate moderately from the Starting Value to the Ending Value.

•     You accept that your investment may result in a loss, which could be significant, if the level of the Index decreases from the

        Starting Value to the Ending Value.

•     You accept that the return on the Notes will not exceed the

        Capped Value.

•     You are willing to forego interest payments on the Notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

•     You want exposure to the Index with no expectation of

        dividends or other benefits of owning the underlying securities.

•     You are willing to accept that a trading market for the Notes is not expected to develop.

•     You anticipate that the Index will depreciate from the

        Starting Value to the Ending Value or that the Index will

        not appreciate sufficiently over the term of the Notes to provide you with your desired return.

•     You are seeking principal protection or preservation of capital.

•     You seek a return on your investment that will not be capped at a percentage that will be between 12.00% and 16.00%.

•     You seek interest payments or other current income on your investment.

•     You want to receive dividends other distributions paid on the stocks included in the Index.

•     You want assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity.

Other Provisions

We may deliver the Notes against payment therefor in New York, New York on a date that is greater than three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the Notes occurs more than three business days from the Pricing Date, purchasers who wish to trade Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Accelerated Return Notes	TS-5

The Index

PHLX Defense SectorSM Index

All disclosure contained in this term sheet regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available information prepared by the Philadelphia Stock Exchange (the “PHLX”). ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the PHLX Defense Index or any successor index.

The Index is designed to measure the performance of seventeen companies whose primary lines of business are development, support or sale of the products or services relating to the aerospace and defense industries. The Index (index symbol “DFX”) is published by the PHLX. The initial value of the Index, which was set at 150 on July 20, 2001. Options commenced trading on the Index on November 19, 2001.

The Index is an equal dollar weighted index, which assigns equivalent influence to each component stock by representing them in approximate equal dollar amounts. The Index is rebalanced once per quarter to ensure that the components continue to have equal influence. Currently, the Index is rebalanced following the close of trading on the third Friday of January, April, July and October.

The Index is monitored or benchmarked against the value at which it was initially set. The Index will reflect the aerospace and defense industry only to the extent that the underlying issues are representative of the industry. The PHLX will adjust the composition of the Index due to mergers of component issuers, because issues no longer reflect the particular index group, or to improve the Index’s correlation to the aerospace and defense industry.

The base market divisor, an element in the calculation of the Index, may be adjusted periodically as the companies that comprise the Index merge, issue additional stock, or are removed because they no longer reflect the particular group. Changes in the base market divisor will not affect the options on the Index or the index value.

The PHLX is under no obligation to continue the calculation and dissemination of the Index. The Notes are not sponsored, endorsed, sold or promoted by the PHLX. No inference should be drawn from the information contained in this term sheet that the PHLX makes any representation or warranty, implied or express, to ML&Co., the holder of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Notes to track general stock market performance. The PHLX has no obligation to take the needs of ML&Co. or the holder of the Notes into consideration in determining, composing or calculating the Index. The PHLX is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be settled in cash. The PHLX has no obligation or liability in connection with the administration or marketing of the Notes.

License Agreement

The PHLX and MLPF&S have entered into or, to the extent required, will enter into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use the Index, which is owned and published by the PHLX, in connection with certain securities, including the Notes. ML&Co. is an authorized sublicensee of MLPF&S.

The license agreement between PHLX and MLPF&S provides that the following language must be stated in this term sheet:

“PHLX Defense SectorSM Index (DFXSM) (“Index”) is not sponsored, endorsed, sold or promoted by Philadelphia Stock Exchange, Inc. (“PHLX”). PHLX makes no representation or warranty, express or implied, to the owners of the Index or any member of the public regarding the advisability of investing in the Notes generally or in the Index particularly or the ability of the Index to track market performance. PHLX’s only relationship to ML&Co. is the licensing of certain names and marks and of the Index, which is determined, composed and calculated without regard to ML&Co. PHLX has no obligation to take the needs of the ML&Co. or the owners of the Index into consideration in determining, composing or calculating the Index. PHLX is not responsible for and has not participated in any determination or calculation made with respect to the issuance or redemption of the Index. PHLX has no obligation or liability in connection with the administration, purchase, sale, marketing, promotion or trading of the Index.

PHLX DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE PHLX DEFENSE SECTORSM INDEX (DFXSM) (“INDEX”) OR ANY DATA INCLUDED THEREIN. PHLX MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ML&CO., OWNERS OF THE INDEX, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. PHLX MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL PHLX HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

Accelerated Return Notes	TS-6

Historical data on the Index

The following graph sets forth the historical performance of the Index (as obtained from Bloomberg) in the period from January 2002 through July 2007. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the Notes may be. Any historical upward or downward trend in the value of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time over the term of the Notes. On August 8, 2007, the closing level of the Index was 370.89.

Accelerated Return Notes	TS-7

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement ARN-1 and MTN prospectus supplement, which you should carefully review prior to investing in the Notes.

General. There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for United States federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper United States federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the level of the Index. Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the United States federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the characterization and tax treatment described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the United States federal income tax consequences of an investment in the Notes (including alternative characterizations and tax treatments of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Payment on the Maturity Date. Assuming that the Notes are properly characterized and treated as pre-paid cash-settled forward contracts linked to the level of the Index, upon the receipt of cash on the maturity date of the Notes, a U.S. Holder (as defined in the accompanying product supplement ARN-1) will recognize gain or loss. The amount of such gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder’s tax basis in the Note. A U.S. Holder’s tax basis in a Note generally will equal the amount paid by the U.S. Holder to purchase the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of such gain or loss as capital gain or loss. If such gain or loss is treated as capital gain or loss, then any such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year as of the maturity date.

Sale or Exchange of the Notes. Assuming that the Notes are properly characterized and treated as pre-paid cash-settled forward contracts linked to the level of the Index, upon a sale or exchange of a Note prior to the maturity date of the Notes, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or exchange and such U.S. Holder’s tax basis in the Note so sold or exchanged. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year as of the date of such sale or exchange.

Prospective purchasers of the Notes should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the Notes. See the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement ARN-1.

Experts

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this term sheet by reference from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 29, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and the related financial statement schedule and include an explanatory paragraph regarding the change in accounting method in 2006 for share-based payments to conform to Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 30, 2007 and March 31, 2006, and the three-month and six-month periods ended June 29, 2007 and June 30, 2006 which are incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in ML&Co.’s Quarterly Reports on Form 10-Q for the quarters ended March 30, 2007 and June 29, 2007 (which reports include an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement”, Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.”) and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Accelerated Return Notes	TS-8

Additional Note Terms

You should read this preliminary term sheet, together with the documents listed below (collectively, the “Note Prospectus”), which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

•	Product supplement ARN-1 dated June 6, 2007:

http://www.sec.gov/Archives/edgar/data/65100/000119312507130792/d424b2.htm

•	MTN prospectus supplement, dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070946/d424b5.htm

•	General prospectus supplement dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070973/d424b5.htm

•	Prospectus dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070817/ds3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 65100. References in this term sheet to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

ML&Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this term preliminary sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that ML&Co. has filed with the SEC for more complete information about ML&Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, ML&Co., any agent or any dealer participating in this offering, will arrange to send you the Note Prospectus if you so request by calling toll-free 1-866-500-5408.

Accelerated Return Notes	TS-9

ANNEX A

This annex contains tables which provide a brief synopsis of the business of each of the stocks that comprise the Index as well as the split-adjusted month-end closing market prices for each stock in each month from January 2002 through June 2007 (or from the first month-end for which that data is available). The historical prices of the Underlying Stocks are not indicative of the future performance of the stocks underlying the Index or the Index. The following information, with respect to the business of each company issuing a common stock underlying the Index, has been derived from publicly available documents published by that company. We make no representation or warranty as to the accuracy or completeness of the following information. Because the common stock of each of those companies is registered under the Securities Exchange Act of 1934, those companies are required to file periodically financial and other information specified by the Securities and Exchange Commission (the “SEC”). For more information about those companies, information provided to or filed with the SEC by those companies can be inspected at the SEC’s public reference facilities or accessed through the SEC’s website at http://www.sec.gov.

ALLIANT TECHSYSTEMS INC.

Alliant Techsystems Inc. is a Delaware corporation engaged in the defense industry. Alliant Techsystems Inc. is a leading supplier of aerospace and defense products to the U.S. government, allied nations, and prime contractors. It is also a major supplier of ammunition and related accessories to law enforcement agencies and commercial customers. Alliant Techsystems Inc. may conduct its operations through separate legal entities.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	59.33	January	54.36	January	56.00	January	66.58	January	77.50	January	81.00
February	62.61	February	48.30	February	57.10	February	69.23	February	76.42	February	86.55
March	67.99	March	54.01	March	54.40	March	71.45	March	77.17	March	87.92
April	71.80	April	53.72	April	59.29	April	69.18	April	79.99	April	93.13
May	72.52	May	50.47	May	61.25	May	71.70	May	78.06	May	101.00
June	63.80	June	51.91	June	63.34	June	70.60	June	76.35	June	99.15
July	61.40	July	54.90	July	62.96	July	73.00	July	80.14	July	99.11
August	68.22	August	50.94	August	57.94	August	76.93	August	76.49
September	69.25	September	48.05	September	60.50	September	74.65	September	81.06
October	60.15	October	51.76	October	57.49	October	70.22	October	77.21
November	59.00	November	51.03	November	65.87	November	75.88	November	77.31
December	62.35	December	57.76	December	65.38	December	76.17	December	78.19

THE BOEING COMPANY

The Boeing Company, together with its subsidiaries is one of the world’s major aerospace firms. It operates in five principal segments: commercial airplanes, three segments that comprise its Integrated Defense Systems business (precision engagement and mobility systems, network and space systems and support systems) and Boeing Capital Corporation.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	40.95	January	31.59	January	41.75	January	50.60	January	68.31	January	89.56
February	45.96	February	27.56	February	43.37	February	54.97	February	72.69	February	87.27
March	48.25	March	25.06	March	41.07	March	58.46	March	77.93	March	88.91
April	44.60	April	27.28	April	42.69	April	59.52	April	83.45	April	93.00
May	42.65	May	30.67	May	45.80	May	63.90	May	83.25	May	100.59
June	45.00	June	34.32	June	51.09	June	66.00	June	81.91	June	96.16
July	41.52	July	33.12	July	50.75	July	66.01	July	77.42	July	103.43
August	37.07	August	37.39	August	52.22	August	67.02	August	74.90
September	34.13	September	34.33	September	51.62	September	67.95	September	78.85
October	29.75	October	38.49	October	49.90	October	64.64	October	79.86
November	34.00	November	38.39	November	53.57	November	68.19	November	88.53
December	32.99	December	42.14	December	51.77	December	70.24	December	88.84

Accelerated Return Notes	TS-10

ROCKWELL COLLINS, INC.

Rockwell Collins, Inc. provides design, production and support of communications and aviation electronics for military and commercial customers worldwide. While its products and systems are primarily focused on aviation applications, its government systems business also offers products and systems for ground and shipboard applications. It also provide a wide range of services and support to customers through a network of service centers worldwide, including equipment repair and overhaul, service parts, field service engineering, training, technical information services and aftermarket used equipment sales. It operates in multiple countries and is headquartered in Cedar Rapids, Iowa.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	22.35	January	20.63	January	32.69	January	42.90	January	46.92	January	68.21
February	23.25	February	19.65	February	32.54	February	46.05	February	53.15	February	65.48
March	25.22	March	18.37	March	31.61	March	47.59	March	56.35	March	66.93
April	23.82	April	21.38	April	32.25	April	45.88	April	57.20	April	65.67
May	26.00	May	22.98	May	30.04	May	49.39	May	54.60	May	70.67
June	27.42	June	24.63	June	33.32	June	47.68	June	55.87	June	70.64
July	25.70	July	26.03	July	34.22	July	48.80	July	53.37	July	68.70
August	21.25	August	27.05	August	34.39	August	48.13	August	52.43
September	21.94	September	25.25	September	37.14	September	48.32	September	54.84
October	22.53	October	27.45	October	35.47	October	45.82	October	58.08
November	21.40	November	26.89	November	39.86	November	45.70	November	60.33
December	23.26	December	30.03	December	39.44	December	46.47	December	63.29

DRS TECHNOLOGIES, INC.

DRS Technologies, Inc. is a supplier of defense electronic products, systems and military support services. It provides high-technology products and services to all branches of the U.S. military, major aerospace and defense prime contractors, government intelligence agencies, international military forces and industrial markets. It focuses on several key areas of importance to the U.S. Department of Defense, such as command and control, intelligence, surveillance, reconnaissance, power management, battlefield digitization, advanced communications and networks, military vehicle diagnostics, troop sustainment and technical support.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January		January	26.25	January	28.71	January	40.60	January	49.69	January	55.40
February		February	22.59	February	30.16	February	41.31	February	52.77	February	52.99
March		March	25.01	March	27.98	March	42.50	March	54.87	March	52.17
April	46.25	April	28.01	April	28.25	April	44.25	April	55.53	April	50.31
May	39.20	May	25.00	May	27.99	May	47.08	May	53.26	May	51.35
June	42.75	June	27.92	June	31.90	June	51.28	June	48.75	June	57.27
July	35.80	July	27.43	July	35.72	July	52.00	July	46.29	July	52.36
August	36.90	August	26.00	August	36.38	August	51.45	August	41.37
September	37.22	September	24.13	September	37.44	September	49.36	September	43.67
October	33.14	October	24.06	October	36.22	October	49.26	October	44.22
November	33.36	November	26.50	November	42.72	November	49.40	November	49.69
December	31.33	December	27.78	December	42.71	December	51.42	December	52.68

Accelerated Return Notes	TS-11

EDO CORPORATION

EDO Corporation designs and manufactures a diverse range of products for aerospace, defense, intelligence, and commercial markets. It serves all branches of the military, as well as international markets. Major product groups include: defense electronics, communications, aircraft-armament systems, undersea warfare, integrated composite structures and professional and engineering services.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	26.04	January	17.47	January	23.90	January	31.95	January	27.63	January	23.22
February	26.55	February	16.10	February	25.32	February	31.80	February	29.13	February	24.04
March	27.01	March	18.10	March	24.08	March	30.05	March	30.85	March	26.20
April	30.95	April	18.85	April	22.70	April	29.83	April	26.13	April	27.50
May	27.64	May	16.74	May	21.48	May	28.47	May	26.17	May	33.57
June	28.50	June	17.70	June	24.12	June	29.91	June	24.34	June	32.87
July	18.35	July	19.84	July	23.68	July	30.85	July	22.44	July	33.05
August	23.85	August	20.52	August	26.19	August	28.09	August	23.33
September	22.41	September	20.25	September	27.75	September	30.03	September	22.88
October	16.75	October	22.30	October	27.98	October	28.90	October	23.91
November	20.27	November	20.80	November	30.47	November	26.63	November	21.93
December	20.78	December	24.65	December	31.75	December	27.06	December	23.74

EMBRAER-EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

Embraer is one of the leading manufacturers of commercial aircraft in the world, based on 2006 net sales of commercial aircraft, with a global customer base. Its focus is achieving customer satisfaction with a range of products addressing the commercial airline, defense and executive jet markets. It is the leading supplier of defense aircraft for the Brazilian Air Force based on number of aircraft sold, and has also sold aircraft to military forces in Europe, Asia and Latin America.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	19.22	January	14.10	January	29.47	January	31.85	January	40.65	January	40.55
February	19.22	February	10.31	February	30.19	February	33.76	February	39.75	February	45.35
March	20.18	March	11.59	March	32.10	March	31.30	March	36.85	March	45.86
April	23.03	April	13.87	April	25.80	April	28.84	April	38.83	April	46.91
May	23.60	May	14.75	May	25.46	May	30.30	May	33.45	May	48.48
June	21.40	June	19.10	June	28.59	June	33.07	June	36.47	June	48.21
July	17.10	July	18.22	July	28.60	July	32.34	July	34.53	July	43.23
August	17.48	August	20.39	August	26.55	August	35.86	August	38.60
September	13.30	September	21.10	September	26.40	September	38.60	September	39.27
October	15.68	October	25.95	October	26.54	October	38.79	October	41.63
November	14.62	November	29.42	November	27.97	November	37.71	November	41.64
December	15.90	December	35.03	December	33.44	December	39.10	December	41.43

Accelerated Return Notes	TS-12

ESTERLINE TECHNOLOGIES CORPORATION

Esterline, a Delaware corporation formed in 1967, is a leading specialized manufacturing company principally serving aerospace and defense customers. It designs, manufacture and market highly engineered products and systems for application within the industries it serves.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	17.45	January	15.90	January	27.75	January	30.01	January	41.37	January	39.97
February	19.90	February	17.18	February	27.80	February	32.88	February	41.64	February	40.92
March	20.40	March	16.91	March	24.85	March	34.55	March	42.75	March	41.07
April	23.25	April	17.75	April	24.75	April	32.32	April	44.32	April	41.73
May	20.75	May	17.85	May	25.18	May	38.90	May	41.01	May	45.50
June	22.70	June	17.41	June	29.53	June	40.08	June	41.59	June	48.31
July	17.75	July	19.15	July	31.39	July	42.74	July	42.33	July	46.29
August	18.65	August	19.76	August	31.73	August	43.65	August	35.03
September	16.64	September	19.29	September	30.59	September	37.89	September	33.76
October	18.15	October	22.15	October	31.60	October	37.65	October	37.70
November	19.65	November	23.18	November	35.60	November	41.11	November	38.94
December	17.67	December	26.67	December	32.65	December	37.19	December	40.23

GENERAL DYNAMICS CORPORATION

General Dynamics is a market leader in business aviation; land and expeditionary combat vehicles and systems, armaments, and munitions; shipbuilding and marine systems; and mission-critical information systems and technologies. Incorporated in Delaware, the company employs approximately 81,000 people and has a global presence.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	44.78	January	33.07	January	45.72	January	51.63	January	58.18	January	78.15
February	45.44	February	29.63	February	46.06	February	52.68	February	61.64	February	76.46
March	46.98	March	27.54	March	44.67	March	53.53	March	63.98	March	76.40
April	48.55	April	31.04	April	46.81	April	52.53	April	65.62	April	78.50
May	50.30	May	33.41	May	47.82	May	53.99	May	63.64	May	80.24
June	53.18	June	36.25	June	49.65	June	54.77	June	65.46	June	78.22
July	40.46	July	39.67	July	49.41	July	57.60	July	67.02	July	78.56
August	39.32	August	43.06	August	48.82	August	57.30	August	67.55
September	40.67	September	39.03	September	51.05	September	59.78	September	71.67
October	39.57	October	41.85	October	51.06	October	58.15	October	71.10
November	40.73	November	40.44	November	54.18	November	57.15	November	74.84
December	39.69	December	45.20	December	52.30	December	57.03	December	74.35

Accelerated Return Notes	TS-13

GENERAL ELECTRIC COMPANY

GE is one of the largest and most diversified industrial corporations in the world. It has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity since our incorporation in 1892. Over the years, it has developed or acquired new technologies and services that have broadened considerably the scope of its activities. Its products include major appliances; lighting products; industrial automation products; medical diagnostic imaging systems; bioscience assays and separation technology products; electrical distribution and control equipment; locomotives; power generation and delivery products; nuclear power support services and fuel assemblies; commercial and military aircraft jet engines; chemicals and equipment for treatment of water and process systems; security equipment and systems; and engineered materials, such as plastics.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	37.15	January	23.14	January	33.63	January	36.13	January	32.75	January	36.05
February	38.50	February	24.05	February	32.52	February	35.20	February	32.87	February	34.92
March	37.45	March	25.50	March	30.52	March	36.06	March	34.78	March	35.36
April	31.55	April	29.45	April	29.95	April	36.20	April	34.59	April	36.86
May	31.14	May	28.70	May	31.12	May	36.48	May	34.26	May	37.58
June	29.05	June	28.68	June	32.40	June	34.65	June	32.96	June	38.28
July	32.20	July	28.44	July	33.25	July	34.50	July	32.69	July	38.76
August	30.15	August	29.57	August	32.79	August	33.61	August	34.06
September	24.65	September	29.81	September	33.58	September	33.67	September	35.30
October	25.25	October	29.01	October	34.12	October	33.91	October	35.11
November	27.10	November	28.67	November	35.36	November	35.72	November	35.28
December	24.35	December	30.98	December	36.50	December	35.05	December	37.21

GENCORP, INC.

GenCorp, Inc. is a technology-based manufacturer of aerospace and defense systems with a real estate business segment that includes activities related to the entitlement, sale, and leasing of excess real estate assets. Its continuing operations are organized into two segments: Aerospace and Defense and Real Estate.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	11.38	January	7.70	January	10.60	January	18.58	January	20.03	January	14.96
February	10.87	February	6.80	February	11.28	February	18.67	February	19.25	February	13.89
March	15.72	March	6.25	March	10.83	March	20.00	March	20.55	March	13.84
April	15.70	April	7.60	April	10.61	April	19.01	April	19.54	April	13.32
May	14.60	May	8.02	May	11.36	May	18.90	May	18.14	May	13.41
June	14.30	June	8.89	June	13.39	June	19.26	June	16.03	June	13.07
July	11.02	July	9.20	July	11.81	July	20.17	July	14.71	July	11.82
August	10.85	August	10.26	August	12.08	August	18.85	August	13.77
September	10.06	September	8.95	September	13.55	September	18.65	September	12.84
October	8.18	October	9.47	October	13.90	October	18.34	October	13.10
November	8.10	November	10.01	November	16.81	November	18.26	November	13.81
December	7.92	December	10.77	December	18.57	December	17.75	December	14.02

Accelerated Return Notes	TS-14

ITT CORPORATION

ITT Corporation, with 2006 sales and revenues of approximately $7.81 billion, is a global multi-industry company engaged directly and through its subsidiaries in the design and manufacture of a wide range of engineered products and related services.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	26.55	January	28.08	January	37.27	January	42.65	January	51.25	January	59.65
February	29.50	February	28.12	February	37.75	February	43.98	February	52.50	February	59.22
March	31.52	March	26.71	March	38.17	March	45.12	March	56.22	March	60.32
April	34.93	April	29.15	April	39.65	April	45.23	April	56.23	April	63.81
May	33.50	May	31.33	May	40.28	May	47.50	May	52.15	May	67.30
June	35.30	June	32.73	June	41.50	June	48.82	June	49.50	June	68.28
July	31.94	July	33.35	July	39.98	July	53.20	July	50.55	July	62.88
August	33.99	August	32.54	August	39.55	August	54.56	August	48.95
September	31.17	September	29.92	September	40.00	September	56.80	September	51.27
October	32.49	October	34.00	October	40.57	October	50.80	October	54.39
November	30.14	November	32.96	November	42.56	November	54.38	November	53.95
December	30.35	December	37.11	December	42.23	December	51.41	December	56.82

L3 COMMUNICATIONS HOLDINGS, INC.

L-3 is a prime system contractor in aircraft modernization and maintenance, Command, Control, Communications, Intelligence, Surveillance and Reconnaissance systems, and government services. L-3 is also a leading merchant supplier of high technology products and systems. Its customers include the U.S. Department of Defense and its prime contractors, the U.S. Department of Homeland Security, U.S. Government intelligence agencies, major aerospace and defense contractors, allied foreign government ministries of defense, commercial customers and certain other U.S. federal, state and local government agencies.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	51.26	January	44.77	January	53.46	January	71.41	January	81.02	January	82.34
February	54.93	February	36.12	February	53.52	February	72.10	February	83.11	February	87.10
March	56.00	March	40.17	March	59.48	March	71.02	March	85.79	March	87.47
April	63.89	April	44.40	April	61.74	April	70.97	April	81.70	April	89.93
May	63.10	May	43.35	May	63.74	May	70.78	May	72.96	May	95.26
June	54.00	June	43.49	June	66.80	June	76.58	June	75.42	June	97.39
July	46.22	July	49.08	July	61.15	July	78.23	July	73.65	July	97.56
August	50.89	August	51.09	August	62.64	August	81.88	August	75.39
September	52.70	September	43.25	September	67.00	September	79.07	September	78.33
October	47.00	October	46.74	October	65.93	October	77.82	October	80.52
November	44.94	November	47.05	November	74.42	November	74.50	November	82.25
December	44.91	December	51.36	December	73.24	December	74.35	December	81.78

Accelerated Return Notes	TS-15

LOCKHEED MARTIN CORPORATION

Lockheed Martin Corporation principally researches, designs, develops, manufactures, integrates, operates and sustains advanced technology systems and products, and provides a broad range of management, engineering, technical, scientific, logistic and information services. It serves customers in domestic and international defense and civil markets, with its principal customers being agencies of the U.S. Government. It was formed in 1995 by combining the businesses of Lockheed Corporation and Martin Marietta Corporation. It is a Maryland corporation.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	52.97	January	51.05	January	48.62	January	57.81	January	67.65	January	97.19
February	56.41	February	45.72	February	46.28	February	59.22	February	72.87	February	97.28
March	57.58	March	47.55	March	45.64	March	61.06	March	75.13	March	97.02
April	62.90	April	50.05	April	47.70	April	60.95	April	75.90	April	96.14
May	62.05	May	46.42	May	49.54	May	64.89	May	72.49	May	98.10
June	69.50	June	47.57	June	52.08	June	64.87	June	71.74	June	94.13
July	64.11	July	52.34	July	52.99	July	62.40	July	79.68	July	98.48
August	63.32	August	51.23	August	53.78	August	62.24	August	82.60
September	64.67	September	46.15	September	55.78	September	61.04	September	86.06
October	57.90	October	46.36	October	55.09	October	60.56	October	86.93
November	52.20	November	45.94	November	60.84	November	60.60	November	90.45
December	57.75	December	51.40	December	55.55	December	63.63	December	92.07

NORTHROP GRUMMAN CORPORATION

Northrop Grumman Corporation is an integrated enterprise consisting of some 25 formerly separate businesses that cover the entire defense spectrum, from undersea to outer space and into cyberspace.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	55.81	January	45.71	January	48.36	January	51.88	January	62.13	January	70.94
February	53.52	February	43.35	February	50.56	February	52.90	February	64.10	February	71.85
March	56.53	March	42.90	March	49.21	March	53.98	March	68.29	March	74.22
April	60.33	April	43.98	April	49.63	April	54.84	April	66.90	April	73.64
May	60.66	May	43.98	May	51.57	May	55.72	May	64.68	May	75.61
June	62.50	June	43.15	June	53.70	June	55.25	June	64.06	June	77.87
July	55.35	July	46.12	July	52.60	July	55.45	July	66.19	July	76.10
August	61.40	August	47.74	August	51.65	August	56.09	August	66.81
September	62.02	September	43.11	September	53.33	September	54.35	September	68.07
October	51.57	October	44.70	October	51.75	October	53.65	October	66.39
November	48.46	November	46.32	November	56.33	November	57.37	November	66.93
December	48.50	December	47.80	December	54.36	December	60.11	December	67.70

Accelerated Return Notes	TS-16

RAYTHEON COMPANY

Raytheon Company and its subsidiaries are an industry leader in defense and government electronics, space, information technology and technical services. It designs, develops, manufactures, integrates, supports and provides a wide range of technologically advanced products, services and solutions for governmental and commercial customers in the United States and abroad. It acts as a prime contractor or major subcontractor on numerous defense and related programs for the U.S. government.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	38.27	January	30.09	January	30.51	January	37.40	January	40.97	January	51.90
February	38.69	February	27.08	February	30.40	February	38.24	February	43.40	February	53.55
March	41.05	March	28.37	March	31.34	March	38.70	March	45.84	March	52.46
April	42.30	April	29.93	April	32.26	April	37.61	April	44.27	April	53.54
May	44.20	May	32.04	May	33.25	May	39.16	May	45.85	May	55.60
June	40.75	June	32.84	June	35.77	June	39.12	June	44.57	June	53.89
July	32.58	July	30.70	July	33.55	July	39.33	July	45.07	July	55.36
August	35.00	August	32.06	August	34.73	August	39.22	August	47.21
September	29.30	September	28.00	September	37.98	September	38.02	September	48.01
October	29.50	October	26.48	October	36.48	October	36.95	October	49.95
November	29.17	November	27.71	November	40.34	November	38.42	November	51.04
December	30.75	December	30.04	December	38.83	December	40.15	December	52.80

TELEDYNE TECHNOLOGIES, INC.

Teledyne Technologies Incorporated is a provider of sophisticated electronic components, instruments and communications products, including defense electronics, monitoring and control instrumentation for marine, environmental and industrial applications, data acquisition and communications equipment for airlines and business aircraft and components, and subsystems for wireless and satellite communications. It also provides systems engineering solutions and information technology services for defense, space and environmental applications, and manufacture general aviation and missile engines and components, as well as on-site gas and power generation systems.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	15.50	January	12.55	January	19.25	January	30.07	January	32.68	January	38.15
February	16.35	February	12.75	February	20.26	February	30.58	February	33.13	February	38.05
March	16.58	March	12.66	March	18.70	March	31.30	March	35.60	March	37.44
April	17.00	April	14.08	April	18.98	April	30.42	April	36.41	April	44.11
May	20.15	May	15.04	May	18.42	May	31.62	May	34.25	May	46.08
June	20.75	June	13.10	June	20.02	June	32.58	June	32.76	June	45.95
July	15.55	July	15.18	July	21.66	July	37.95	July	38.16	July	44.37
August	17.80	August	15.25	August	24.15	August	38.63	August	38.34
September	18.16	September	14.55	September	25.04	September	34.47	September	39.60
October	14.45	October	16.49	October	25.57	October	35.26	October	41.72
November	14.86	November	17.18	November	29.70	November	32.74	November	40.20
December	15.68	December	18.85	December	29.43	December	29.10	December	40.13

Accelerated Return Notes	TS-17

UNITED TECHNOLOGIES CORP.

United Technologies Corporation provides high technology products and services to the building systems and aerospace industries worldwide. United Technologies Corporation conducts its business through six principal segments: Otis, Carrier, UTC Fire & Security, Pratt & Whitney, Hamilton Sundstrand and Sikorsky. The segments are based on the management structure of the businesses and the grouping of similar operating companies, where each management organization has general operating autonomy over a range of products and services.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	34.37	January	31.79	January	47.77	January	50.34	January	58.37	January	68.02
February	36.48	February	29.29	February	46.06	February	49.94	February	58.50	February	65.63
March	37.10	March	28.89	March	43.15	March	50.83	March	57.97	March	65.00
April	35.09	April	30.91	April	43.13	April	50.86	April	62.81	April	67.13
May	34.44	May	34.13	May	42.31	May	53.35	May	62.52	May	70.55
June	33.95	June	35.42	June	45.74	June	51.35	June	63.42	June	70.93
July	34.75	July	37.62	July	46.75	July	50.70	July	62.19	July	72.97
August	29.70	August	40.13	August	46.96	August	50.00	August	62.71
September	28.25	September	38.64	September	46.69	September	51.84	September	63.35
October	30.84	October	42.35	October	46.41	October	51.28	October	65.72
November	31.24	November	42.85	November	48.79	November	53.84	November	64.53
December	30.97	December	47.39	December	51.68	December	55.91	December	62.52

Accelerated Return Notes	TS-18